EXHIBIT 10.16

HMN FINANCIAL, INC.

Executive Management Incentive Plan

This document sets forth the HMN Financial Executive Management Incentive Plan (the “Plan”), including the Plan objectives, design, participation/eligibility, performance metrics and administration. Compensation provided pursuant to the Plan may be provided directly by HMN Financial, Inc. or any of its subsidiaries, including its wholly-owned banking subsidiary, Home Federal Savings Bank (the “Bank”).

1.	PLAN OBJECTIVES

The Plan is intended to advance the interests of the Company (as defined in Section 9) and its stockholders by enabling the Company and its subsidiaries to attract and retain executives who have the skills, experience and work ethic required to effectively achieve the Company’s goals and objectives, and to align executives’ interests with the creation and maintenance of long-term stockholder value. The Plan is prospective in design, utilizing a defined payout formula that is based upon the achievement, over the course of each annual performance period, of a combination of pre-determined company, subsidiary, departmental and/or individual performance objectives.

2.	PLAN DESIGN

The Plan design incorporates incentive award payout levels that are linked to the achievement of pre-defined performance objectives, and payment of earned amounts in a mixture of cash and restricted stock. The payout levels (defined as a percentage of salary) for each Plan participant are designed to provide market competitive payouts for the achievement of performance objectives. An individual participant may earn less or more than the targeted incentive payout level based on performance during the applicable performance period. The Compensation Committee of the Board (the “Committee”) will review and approve for each performance period the Plan participants, award opportunity levels (as a percent of salary), and specific performance objectives and weightings. The specific objectives, weightings, and award opportunity levels will be provided in a scorecard to be delivered to each plan participant as soon as practicable after the Committee approves the specific terms and conditions to which Plan awards for a performance period will be subject.

3.	PERFORMANCE PERIOD

Each Plan performance period shall be one calendar year (January 1st to December 31st).

4.	PARTICIPATION/ELIGIBILITY

For each performance period, the Committee will determine the employees (or employee groups) who will participate in the Plan for that performance period. Each Plan participant shall be notified of his or her selection for participation in the Plan and provided with an individual scorecard for the applicable performance period.

Eligibility to participate in the Plan or to receive a payout following completion of a performance period shall be subject to the following conditions:

(a)	Any new employee must be employed by June 1st in any calendar year performance period to be eligible to receive a Plan award for that performance period.

(b)

An employee who commences employment after a calendar year performance period has begun but on or before June 1 of that performance period will be eligible to receive a Plan award whose payout will be pro rated to reflect the portion of the performance period during which the individual was employed.

(c)

An employee who commences employment after June 1st in any calendar year performance period will not be eligible to participate in the Plan during that performance period, but may be eligible to participate in the Plan during the next annual performance period.

(d)

A Plan participant must receive a minimum individual performance rating of “meets expectations” or better for a performance period in order to be eligible for any payout under a Plan award for that performance period.

(e)

Except as provided in paragraph 4(f) below, a Plan participant must be an active employee of the Company or one of its subsidiaries as of the award payout date in order to receive payment of a Plan award for a completed performance period.

(f)

A Plan participant who terminates employment during a performance period due to death or Disability (as the latter term is defined in Section 9) may, in the Committee’s discretion, receive a pro rata payout of a Plan award otherwise earned during the performance period based on the percentage of days the participant was actively employed during the performance period. A Plan participant who terminates employment for one of the foregoing reasons after a performance period has been completed but before the applicable award payout date will be entitled to be paid the full earned amount of his or her Plan award for that performance period.

5.	PERFORMANCE OBJECTIVES

The payment of a Plan award will be contingent upon the degree of attainment over the applicable performance period of one or more performance objectives that are based on performance criteria approved by the Committee, such as net income, credit quality, return on equity, return on assets and performance against strategic initiatives. Any performance objective utilized may be expressed in absolute amounts, on a per share basis (basic or diluted), as a growth rate or change from preceding periods, as a comparison to the performance of specified companies or other external indices or measures, or as a comparison between or ratio of any approved performance criteria, and may relate to one or any combination of Company, subsidiary, department or individual performance. For any performance period, the Committee will select the applicable performance criteria, specify the relevant performance objectives based on those performance criteria, and specify in terms of a formula or standard the method for calculating the amount payable to a participant if and to the degree the performance objectives are satisfied, all prior to or as soon as possible following the commencement of the performance period.

6.     AWARD CALCULATION AND PAYMENT

(a)     A participant’s target award opportunity under the Plan for any performance period will be set by the Committee as a percentage of the participant’s eligible salary, defined as the actual amount of salary earned by the participant during the applicable performance period. The Committee will correspondingly establish threshold and maximum award opportunities for each Plan participant similarly expressed as percentages of the participant’s eligible salary.

(b)     Incentive awards under the Plan may be earned during each performance period depending on whether and the degree to which the applicable performance objectives for that performance period have been achieved. In determining whether and to what degree Plan awards have been earned during a performance period, the Committee will apply both “Level 1” and “Level 2” performance objectives, as follows:

(1)     The Company must achieve a Level 1 minimum net income objective specified by the Committee for the performance period before any payout may be made to any Plan participant for that performance period.

(2)     The Company must achieve a Level 1 minimum credit quality objective specified by the Committee for the performance period in addition to the Level 1 minimum net income objective referenced in paragraph 6(b)(1) above before any payout may be made to any Plan participant for that performance period with respect to any Company Level 2 performance objectives.

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(3)     If the Level 1 minimum net income goal of paragraph 6(b)(1), but not the Level 1 minimum credit quality goal of paragraph 6(b)(2), is achieved for the performance period, Plan participants will remain eligible to receive payouts based on the achievement of Level 2 subsidiary, departmental or individual performance objectives.

(4)     Assuming satisfaction of the Level 1 minimum net income objective and potentially also the Level 1 minimum credit quality objective, actual Plan award payout amounts earned will be calculated using a ratable approach, where payout amounts are calculated based on the degree to which specified Level 2 threshold, target and maximum performance levels associated with separate payout amounts have been achieved.

(c)     A total payout amount will be calculated for each Plan participant for a performance period, taking into account the achievement of Level 1 objectives, the degree of achievement of Level 2 objectives, the relative weighting of the Level 2 objectives, the participant’s eligible salary and any applicable pro rata adjustments. The payout amount will be paid in a combination of cash and shares of restricted stock, the ratio of which to be determined annually by the Committee.

(1)     The cash portion will be paid no later than March 15 of the year following the performance period, contingent only upon a participant’s continued employment with the Company or one of its subsidiaries through the date of payment.

(2)     The restricted stock will be awarded pursuant to the Company’s 2009 Equity Incentive Plan (or such successor equity incentive plan as may be adopted by the Board and approved by the Company’s shareholders). The number of restricted shares subject to each award will be determined by dividing the dollar value of a participant’s restricted share payout amount by the closing sale price of a share of HMN common stock on the date of grant. Each such restricted stock award will be subject to the terms and conditions summarized in section 7.

7.     RESTRICTED STOCK AWARD TERMS AND CONDITIONS

Each restricted stock award granted as part of a payout under the Plan will have a time-based vesting schedule of between one-to-five years, assuming continued employment of the participant by the Company or one of its subsidiaries. If a participant terminates employment during such period, the participant will forfeit any unvested restricted shares unless termination occurs due to death or Disability, in which case, all restricted shares awarded as part of payouts under the Plan will vest immediately upon such termination. In addition, if a Change in Control (as defined in Section 9) occurs during the vesting period of a restricted stock award, all restricted shares awarded as part of payouts under the Plan will vest in full as of the occurrence of the Change in Control. A Plan participant will also receive any regular cash dividends declared and paid with respect to unvested restricted shares subject to awards granted as part of a payout under the Plan. Such restricted stock awards will be subject to such additional terms and conditions as may be contained in a form of award agreement approved by the Committee and to the applicable terms of the Company’s 2009 Equity Incentive Plan (or any successor equity incentive plan under which such awards are granted).

8.     PLAN ADMINISTRATION

(a)     The Committee shall administer this Plan and have the power, subject to the terms of this Plan, to determine when and to whom Plan awards will be granted, and the form, amount and other terms and conditions of each such award. The Committee shall have the authority to interpret this Plan and any award made under this Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any award in the manner and to the extent it shall deem necessary or desirable. The determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive on all parties.

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(b)     The Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Plan awards to participants who are not executive officers of the Company, to the CEO of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to the human resources department of the Company or the Bank or to such other persons as it deems advisable.

(c)     The Board or the Committee may at any time terminate, suspend or modify the Plan and the terms and conditions of any Plan award which has not been paid.

(d)     The Committee shall have the authority to provide for the modification of a performance period and/or an adjustment to or waiver of the achievement of any performance objective as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of the rights of Plan participants with respect to outstanding Plan awards upon the occurrence of certain events, such as a Change of Control, a recapitalization, a change in accounting principles or practices, or other unusual, extraordinary or non-recurring events occurring during the performance period.

(e)     The CEO of the Company will provide recommendations to the Committee as to the individuals to be included as participants in the Plan for each performance period, the incentive award opportunity levels for each participant and the Level 1 and Level 2 performance objectives for each performance period.

9.     DEFINITIONS

When the following terms are used with capital letters in the Plan, they will have the meanings indicated:

(a)     “Board” means the Board of Directors of the Company.

(b)     “Cause” has the same meaning given to the term in the Company’s 2009 Equity Incentive Plan.

(c)     “Change in Control” has the same meaning given to the term in the Company’s 2009 Equity Incentive Plan.

(d)	“Company” means HMN or any successor thereto.

(e)     “Disability” has the same meaning given to the term in the Company’s 2009 Equity Incentive Plan.

10.     COMPENSATION RECOVERY

Each award and the compensation associated therewith shall be subject to potential forfeiture to or recovery by the Company in accordance with any compensation recovery policy currently in place or hereafter adopted by the Board.

11.     OTHER PROVISIONS

(a)     Nothing in the Plan shall confer upon any participant the right to continue in the employment of the Company or any of its subsidiaries or affect any right which the Company or any of its subsidiaries may have to terminate the employment of a participant with or without cause.

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(b)     The Company or any applicable subsidiary shall have the right to withhold from cash payments under the Plan to a participant or other person an amount sufficient to cover any required withholding taxes.

(c)     The Plan shall be unfunded, and neither the Company nor any of its subsidiaries shall be required to segregate any assets that may at any time be represented by awards under the Plan. No participant shall, by virtue of this Plan, have any interest in any specific assets of the Company or any of its subsidiaries.

(d)     The adoption of the Plan by the Committee shall not be construed as creating any limitation on the power of the Board or Committee to adopt such other incentive arrangements as it may deem appropriate.

(e)     Payments received by a participant under an award made pursuant to the Plan shall not be deemed a part of a participant’s regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any of its subsidiaries unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise. For these purposes, an amount determined to be payable to a participant hereunder for a performance period, including the portion payable in restricted stock, shall be deemed an annual cash incentive bonus and a participant’s target award opportunity for a performance period hereunder shall be deemed that participant’s target annual cash incentive bonus.

(f)     To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota and construed accordingly.

(g)     Participants and beneficiaries shall not have the right to assign, pledge or otherwise dispose of any part of an award under this Plan.

(h)     Any payment or benefit to be made or provided to any participant pursuant to this Plan shall be subject to and conditioned upon compliance with 12 CFR Part 359, “Golden Parachute and Indemnification Payments.”

US.54278716.04

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